PRESS RELEASE

FOR IMMEDIATE RELEASE

January 5, 2004	Contact: Helen W. Cornell Vice President, Strategic Planning and Operations Support (217) 228-8209

GARDNER DENVER, INC. COMPLETES ACQUISITION OF SYLTONE PLC:
Receives Acceptances in Excess of 96% of Shares Outstanding

QUINCY, IL, (January 5, 2004) – Gardner Denver, Inc. (NYSE:GDI) has declared its previously announced cash offer of 185 pence per share for the outstanding shares of Syltone plc to be wholly unconditional, effectively completing this acquisition. Holders of more than 96% of the outstanding shares of Syltone plc capital have accepted the offer either in cash or by electing to receive their consideration in the form of loan notes. Since the level of acceptances exceeds the 90% threshold, Gardner Denver will exercise its right to compulsorily acquire all remaining outstanding Syltone shares. The acquisition will be funded from Gardner Denver’s existing cash resources and committed credit facilities.

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to Gardner Denver’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements. A list, and related discussion, of these uncertainties and factors is contained in Gardner Denver’s 10-Q filed with the Securities and Exchange Commission on November 12, 2003 and is incorporated herein by this reference.

Gardner Denver, with 2002 revenues of $418 million, is a leading manufacturer of reciprocating, rotary and vane compressors and blowers for various industrial applications and pumps used in the petroleum and industrial markets. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

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